EMPLOYMENT AGREEMENT

This Employment Agreement (this "Agreement") is made and entered into as of April 1, 2006 (the "Effective Date"), by and between BOOTS & COOTS SERVICES (the "Company") and DEWITT H. EDWARDS ("Employee").

The Company hereby employs Employee and Employee accepts such employment on the following terms and conditions:

1.     Termination of Consulting Agreement.  The Company and Employee hereby agree that the Consulting Agreement, dated August 16, 2002 by and between Boots & Coots International Well Control, Inc. (the "Parent Company" of Company) and Oak Hollow Consulting, L.L.C. (of which Employee is the principal) and any other services agreement, whether written or other (the "Consulting Agreement"), if not previously terminated or expired, are hereby effectively terminated.

2.     Term.  Employee shall be employed by the Company for a period of two (2) years from the Effective Date hereof (the "Employment Term"). The Employment Term and this Agreement shall be automatically renewed for successive additional two (2) year terms unless notice of termination is given in writing by either party to the other party at least three (3) months prior to the expiration of the initial term or any such renewal term.

3.     Duties.  Employee shall initially hold the title of Executive Vice President (EVP) and shall perform such services as are appropriate for such position as established by the Board of Directors and as the CEO of the Company may from time to time direct. As EVP, Employee shall report directly to the CEO of the Company. The duties of Employee shall include, but not be limited to, corporate development and coordination of products and services from all business units. During the Employment Term, Employee will not be required to permanently relocate without his agreement; however Employee understands that regular travel will be an essential part of his duties.

4.     Conduct of Employee.  During the Employment Term, Employee shall devote his full business time, effort, skill and attention to the affairs of the Company and its subsidiaries, will use his best efforts to promote the interests of the Company, and will discharge his responsibilities in a diligent and faithful manner, consistent with sound business practices.

Nothing in this Agreement shall be deemed to preclude the Employee from participating in other business, charitable or community opportunities if and to the extent that (i) such business opportunities are not competitive with or similar to the business of the Company, (ii) the Employee's activities with respect to such opportunities do not have a material adverse effect on the performance of the Employee's duties hereunder, (iii) the Employee's activities pose no conflict of interest as to the Employee's responsibilities to the Company, and (iv) the Employee's activities with respect to such opportunity have been fully disclosed in writing to the Company's President.

5.     Compensation.  In consideration of the work and other services that Employee performs for the Company hereunder, the Company shall pay Employee the following:

(a)    Base Salary.  During the Employment Term, the Company shall pay Employee a gross annual base salary of not less than $220,000 (the "Base Salary"), payable semi-monthly in accordance with the Company's normal payroll policies, subject to withholding for federal income tax, social security, state and local taxes, if any, and any other sums that the Company may be legally required to withhold. The Base Salary shall be reviewed on an annual basis by the Compensation Committee of the Board of Directors with the recommendation of the CEO and the amount of such Base Salary shall be subject to increase on the basis of the performance of the Employee and the performance of the Company.

(b)    Bonus.  Employee shall participate in the Company's employee incentive compensation program and any other additional executive compensation plans adopted from time to time by the Board of Directors or a compensation committee appointed by the Board of Directors, and the Board of Directors or the compensation committee, as the case may be, shall have the authority to adjust such participation upward or downward from time to time in its sole discretion.

(c)    Incentive Stock Plan.  From time to time, at the direction of the Board of Directors of the Parent Company, or its compensation committee, Employee shall be eligible to receive options to purchase shares of the Parent Company's Common Stock. Within 60 days after the Effective Date, the Parent Company shall issue to Employee 120,000 options to purchase the Parent Company's common stock at market value (determined as of the last closing price prior to the date of issue of the options). This grant shall be vested in annual increments over three years and the options shall have a term of six years.

(d)    Retirement Plan.  Employee shall be eligible to participate in any retirement or similar plans as may be adopted from time to time by the Company.

(e)    Medical, Life and Disability Insurance.  Employee will be permitted to participate in the Company's life, health and dental insurance programs. Employee acknowledges that the Company may seek to secure a policy of Key Man life insurance on the life of Employee, with death benefits payable to the Company. Employee agrees to cooperate with the Company in securing the same.

(f)     Other Benefits.  During the Employment Term, Employee shall be entitled to participate in all employee benefit plans or to receive any incentive bonuses, stock options or other benefits as may from time to time be made available to the executives or general employees of the Company, in the sole election of the Board of Directors.

6.     Vacation and Sick Leave.  Employee shall be entitled to take 4 weeks of paid vacation during each year of his employment hereunder. Such vacation shall be taken at such time, or times, as shall not be disruptive to the business of the Company. Scheduling shall be accomplished with the CEO. Employee shall be entitled to paid sick leave in accordance with Company policies and procedures.

7.     Expenses.  The Company shall reimburse Employee for all reasonable expenses and disbursements incurred by Employee, and approved by the President or his designee, in the performance of his duties hereunder, including expenses for entertainment and travel, as are consistent with the policies and procedures of the Company and Internal Revenue Service regulations. Travel and other expenses from Employee's home to the Company's office are not included. The Company shall furnish Employee with a cellular telephone at the expense of the Company.

8.     Confidential Information.  Employee acknowledges that in the course of employment by the Company, Employee will receive certain trade secrets and confidential information belonging to the Company which the Company desires to protect as confidential. For the purposes of this Agreement, the term "confidential information" shall mean information of any nature and in any form which at the time is not generally known to those persons engaged in business similar to that conducted by the Company. Employee agrees that such information is confidential and that he will not reveal such information to anyone other than officers, directors, Employees or authorized agents of the Company. Upon termination of employment, for any reason, Employee shall surrender all papers, documents and other property of the Company.

9.     Information, Ideas, Concepts, Improvements, Discoveries, Inventions, etc.  Employee agrees that during the Employment Term he will promptly disclose, in writing, all information, ideas, concepts, improvements, discoveries and inventions, whether patentable or not, and whether or not reduced to practice, which are conceived, developed, made or acquired by the Employee, either individually, or jointly with others, and which relate to the business, products or services of the Company, or any of its subsidiaries or affiliates, irrespective of whether such information, idea, concept, improvement, discovery or invention was conceived, developed, discovered or acquired by Employee on the job, or elsewhere (collectively, the "Inventions"). The Company and Employee have agreed as follows regarding the Inventions:

(a)    All inventions are, and shall be, the property of the Company. In this context, all drawings, memoranda, notes, records, files, correspondence, manuals, models, specifications, computer programs, maps and all other writings, or materials of any time embodying any such Inventions are and shall be the sole and exclusive property of the Company.

(b)    Employee hereby specifically sells, assigns and transfers to the Company all of his worldwide right, title and interest in and to all such Inventions, and any United States or foreign applications for patents, inventor's certificates or other industrial rights that may be filed thereon, including divisions, continuations, continuations-in-part, reissues and/or extensions thereof, and applications for registration of any names and marks included therewith. Both during the Employment Term and thereafter, Employee shall assist the Company and its nominees at all times in the protection of such Inventions, both in the United States and all foreign countries, including but not limited to, the execution of all lawful oaths and all assignment documents, not inconsistent with this Agreement, requested by the Company, or its nominee in connection with the preparation, prosecution, issuance or enforcement of any applications for United States or foreign letters patent, including divisions, continuations, continuations-in-part, reissue, and/or extensions thereof, and any application for the registration of names and marks included therewith.

(c)    Moreover, if during the Employment Term, Employee creates any original work of authorship which is the subject matter of copyright relating to the Company's business, products, or services, whether such work is created solely by Employee or jointly with others, the Company shall be deemed the author of such work if the work is prepared by Employee in the scope of his employment; or, if the work is not prepared by Employee within the scope of his employment, but is specifically ordered by the Company as a contribution to a collective work, as a part of a motion picture or other audiovisual work, as a translation, as a supplementary work, as a compilation or as an instructional text, then the work shall be considered to be a work made for hire and the Company shall be the author of the work. In the event such work is neither prepared by the Employee within the scope of his employment or is not a work specially ordered and deemed to be a work made for hire, then Employee hereby agrees to assign, and by these presents, does assign, to the Company an undivided one-half interest in and to all of Employee's worldwide right, title and interest in and to the work and all rights or copyright therein, including but not limited to, the execution of all formal assignment documents requested by the Company or its nominee, not inconsistent with this Agreement, and the execution of all lawful oaths and applications for registration of copyright in the United States and foreign countries.

10.   Agreement Not to Solicit. During the Employment Term and for a period of one (1) year after the termination of employment hereunder (the "Termination Date"), regardless of how terminated, Employee will not, solely, jointly, or as a partner, member, contractor, Employee or agent of any partnership or as an officer, director, Employee, agent, contractor, stockholder or investor in any other entity or in any other capacity, directly or indirectly:

(a)    induce, or attempt to induce, any person or party who, on the Termination Date, is employed by or affiliated with the Company or at any time during the term of this covenant is, or may be, or becomes an employee of or affiliated with the Company, to terminate his, her or its employment or affiliation with the Company;

(b)    induce, or attempt to induce, any person, business or entity which is or becomes a customer or supplier of the Company, or which otherwise is a contracting party with the Company, as of the Termination Date, or at any time during the term hereof, to terminate any written or oral agreement or understanding with the Company, or to interfere in any manner with any relationship between the Company and such customer or supplier; or

(c)    employ or otherwise engage in any capacity any person who at the Termination Date or at any time during the period two (2) years prior thereto was employed, or otherwise engaged, in any capacity by the Company and who, by reason thereof is or is reasonably likely to be in possession of any confidential information.

Employee acknowledges and agrees that the provisions of this paragraph 10 constitute a material, mutually bargained for portion of the consideration to be delivered under this Agreement and failure to comply with this paragraph 10 shall be deemed a breach of this Agreement.

11.   Termination by the Company. Notwithstanding the provisions of paragraph 2, the Company may terminate the employment of Employee under this Agreement if any of the following occur:

(a)    the death of Employee;

(b)    the Employee becomes, in the good faith opinion of the Board of Directors of the Company, physically or mentally disabled, for a period of more than six (6) consecutive months, to the extent he is unable to perform his duties hereunder;

(c)    for any reason, or for no reason, at the end of the initial two (2) year term of this Agreement or any renewal thereof; or

(d)    for "Cause", which for purposes of this Agreement shall mean Employee (i) has engaged in gross negligence or willful misconduct in the performance of the duties required of him hereunder, (ii) has willfully refused without proper legal reason to perform the duties and responsibilities required of him hereunder (provided, however, that no act or failure to act pursuant to subsections (i) and (ii) above shall be deemed "willful" if due primarily to an error in judgment or negligence or if made in good faith with reasonable belief that such act is in the best interest of the Company), (iii) has materially breached any material provision of this Agreement (and such breach remains unconnected 30 days following Employee's receipt of written notice of the breach from the Company), or (iv) the Employee commits, is arrested or officially charged with any felony, or any crime involving moral turpitude, which, in the good faith opinion of the Company, would impair Employee's ability to perform his duties hereunder or would impair the business reputation of the Company or Employee misappropriates any funds or property of the Company.

12.   Termination by Employee.  Notwithstanding the provisions of paragraph 2, Employee may terminate his employment under this Agreement if any of the following occur:

(a)    in connection with or based upon (i) a material breach by the Company of any material provision of this Agreement, (ii) a substantial and material reduction in the nature or scope of Employee's duties or responsibilities, (iii) a permanent re-location of Employee without his approval to an office outside of Harris County, Texas, or (iv) the assignment to Employee of duties and responsibilities that are materially inconsistent with his position; provided, however, that prior to Employee's termination of employment under this paragraph 12(a), Employee must give written notice to the Company of any such breach, reduction or assignment and such breach, reduction or assignment must remain uncorrected for 30 days following such written notice; or

(b)    at any time, for any other reason whatsoever, in the sole discretion of Employee.

13.   Termination and Compensation.

(a)    Termination by the Company and Compensation.  In the event that the Company elects to terminate Employee's employment prior to the expiration of a two (2) year initial term, or renewal term, of this Agreement for any reason other than termination for Cause as expressly provided for in Paragraph 11(d), or if the Company chooses not to renew this Agreement at the expiration of any term hereunder, then, and in that event, the Company shall pay to Employee, on the Termination Date, the following sole compensation: (i) a lump sum payment equal to one (1) year's gross annual salary, (ii) any earned bonus at the time of termination, (iii) shall continue the payment of premiums for hospitalization and major medical insurance for the lesser period of either twelve (12) months or the date on which Employee secures full time employment that affords equivalent medical coverage, and (iv) half of all unvested options held by Employee, if any, shall become fully vested, notwithstanding anything to the contrary contained in the individual Option Agreement(s). In the event of a termination for Cause pursuant to paragraph 11(d), this Agreement shall be wholly terminated and Employee shall not be entitled to any further compensation or any other benefits provided for herein, and shall not be entitled to severance pay. However, any of the provisions of this Agreement relating to activities and conduct after the termination of the employment relationship between the Company and Employee shall remain in full force and effect and enforceable.

(b)    Termination by Employee and Compensation. In the event that Employee elects to terminate his employment pursuant to paragraph 12(a), then, and in that event, the Company shall pay to Employee, on the Termination Date, the following compensation: (i) a lump sum payment equal to one (1) year's gross annual salary, (ii) any earned bonus for the year in which termination occurs, (iii) and shall continue the payment of premiums for hospitalization and major medical insurance for the lesser period of either twelve (12) months or the date on which Employee secures full time employment that affords equivalent medical coverage. In the event that Employee elects to terminate his employment pursuant to paragraph 12(b), this Agreement shall be wholly terminated and Employee shall not be entitled to any further compensation or any other benefits provided for herein, and shall not be entitled to severance pay. However, any of the provisions of this Agreement relating to activities and conduct after the termination of the employment relationship between the Company and Employee shall remain in full force and effect and enforceable.

(c)    Termination, Other Provisions. In the event that a change in control event occurs and the Employee is terminated by the Company for any reason other than for cause pursuant to Section 11(d) within one year following such change in control, then all unvested options held by Employee shall be immediately fully vested. Change in control event shall be defined to be any one of the following:

(1)   any "person" (as such term is used in Section 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), other than a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any affiliate or entity already owning beneficial ownership of 35% or more of the combined voting power of the Company's then outstanding securities) acquires "beneficial ownership" (within the meaning of Rule 13d-3 under the Exchange Act) of securities of the Company representing 35% or more of the combined voting power of the Company's then outstanding securities; provided, however, that if the Company engages in a merger or consolidation in which the Company or surviving entity in such merger or consolidation becomes a subsidiary of another entity, then references to the Company's then outstanding securities shall be deemed to refer to the outstanding securities of such parent entity;

(2)   a change in the composition of the Board, as a result of which fewer than a majority of the directors are Incumbent Directors.

"Incumbent Directors" shall mean directors who either (i) are directors of the Company as of the Effective Date, or (ii) are elected, or nominated for election, to the Board with the affirmative votes of at least two-thirds of the Incumbent Directors at the time of such election or nomination, but Incumbent Director shall not include an individual whose election or nomination occurs as a result of either (1) an actual or threatened election contest (as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act) or (2) an actual or threatened solicitation of proxies or consents by or on behalf of a person other than the Board of Directors of the Company;

(3)   the consummation of a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity (or if the surviving entity is or shall become a subsidiary of another entity, then such parent entity)) more than 50% of the combined voting power of the voting securities of the Company (or such surviving entity or parent entity, as the case may be) outstanding immediately after such merger or consolidation;

(4)   the stockholders of the Company approve a plan of complete liquidation of the Company; or

(5)   the sale or disposition (other than a pledge or similar encumbrance) by the Company of all or substantially all of the assets of the Company other than to a subsidiary or subsidiaries of the Company.

14.   No Duty to Mitigate Losses.  Employee shall have no duty to find new employment following the termination of his employment under circumstances which require the Company to pay any amount to Employee pursuant to paragraph 13. Any salary or remuneration received by Employee from a third party for the providing of personal services (whether by employment or by functioning as an independent contractor) following the termination of his employment with the Company shall not reduce the Company's obligation to make a payment to Employee (or the amount of such payment) pursuant to the terms of paragraph 13.

15.   Notices.  All notices or other communications pursuant to this Agreement may be given by personal delivery, or by certified mail, addressed to the home office of the Company or to the last known address of Employee. Notices given by personal delivery shall be deemed given at the time of delivery, and notices sent by certified mail shall be deemed given when deposited with the U.S. Postal Service.

16.   Entirety of Agreement Amendment.  This Agreement contains the entire understanding of the parties and all of the covenants and agreements between the parties with respect to Employee's employment. No amendment to this Agreement shall be effective unless it is in writing and signed by both the parties hereto.

17.   Governing Law.  This Agreement shall be construed and enforced in accordance with, and be governed by, the laws of the State of Texas.

18.   Waiver.  The failure of either party to enforce any rights hereunder shall not be deemed to be a waiver of such rights, unless such waiver is an express written waiver which has been signed by the waiving party. Waiver of one breach shall not be deemed a waiver of any other breach of the same or any other provision hereof.

19.   Assignment.  This Agreement shall not be assignable by Employee. Subject to Section 12(b) hereof, in the event of a future disposition of the properties and business of the Company by merger, consolidation, sale of assets, or otherwise, then the Company may assign this Agreement and all of its rights and obligations to the acquiring or surviving entity; provided, that any such entity shall assume all of the obligations of the Company hereunder.

20.   Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original for all purposes hereof.

21.   Arbitration.  Any dispute, controversy or claim arising out of or relating to this Agreement and Employee's job duties shall be submitted to and finally settled by binding arbitration to be held in Houston, Texas, in accordance with the rules of the American Arbitration Association in effect on the Effective Date, and judgment upon the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof. All agreements contemplated herein to be entered into to which the parties hereto are parties shall contain provisions which provide that all claims, actions or disputes pursuant to, or related to, such agreements shall be submitted to binding arbitration. In any proceeding to enforce the provisions hereof, the prevailing party shall be entitled to recover reasonable expenses incurred by him, including reasonable attorneys' fees.

This Agreement is entered into as of the Effective Date.

"COMPANY"

BOOTS & COOTS SERVICES

By:	/s/ Jerry Winchester
Jerry Winchester, CEO

"EMPLOYEE"

/s/ Dewitt H. Edwards
Dewitt H. Edwards